Exhibit 10.3

THIRD AMENDMENT OF LEASE
AND PARTIAL SURRENDER AGREEMENT

          THIS THIRD AMENDMENT OF LEASE AND PARTIAL SURRENDER AGREEMENT (hereinafter referred to as the “Agreement”) made as of the 16th day of May, 2003 by and between 450 WESTSIDE PARTNERS, L.L.C., a Delaware limited liability company having an office c/o Max Capital Management Corp., 230 Park Avenue, New York, New York 10169 (hereinafter referred to as “Landlord”) and DOUBLECLICK, INC., a Delaware corporation having an office at 450 West 33rd Street, New York, New York 10001 (hereinafter referred to as “Tenant”).

Statement of Facts

          Pursuant to that certain Agreement of Lease dated as of January 26, 1999 (hereinafter referred to as the “Original Lease”) between John Hancock Mutual Insurance Company (hereinafter referred to as “Hancock”), Landlord’s predecessor in interest, and Tenant, as amended by that certain Amendment of Lease made as of January 26, 1999 (hereinafter referred to as the “Amendment”) and letter agreement, made as of January 26, 1999, as further modified by letter agreement dated June 8, 1999, letters dated June 18, 1999, June 29, 1999 and July 12, 1999, and as further amended by a Second Amendment to Lease dated as of December 28, 1999 (hereinafter referred to as the “Second Amendment”) between Landlord and Tenant (the Original Lease, as amended, is hereinafter collectively referred to as the “Lease”), Tenant is the tenant of certain premises consisting of space on the sixteenth (16th) floor, loading bay #21 and freight elevator #F-8, the mezzanine and the area on the east and west sides of the rooftop/setback outside the windowed portions of the 16th floor (hereinafter collectively referred to as the “16th Premises”), the twelfth (12th) floor, loading bay #18 and freight elevator #F-13 (hereinafter collectively referred to as the “12th Premises”), the fourteenth (14th) floor and freight elevator #F-4 (hereinafter collectively referred to as the “14th Premises”), and the fifteenth (15th) floor, loading bay #22 and freight elevator #F-7 (hereinafter collectively referred to as the “15th Premises”) in the building located at 450 West 33rd Street, New York, New York

(hereinafter referred to as the “Building”) upon terms and conditions more fully set forth in the Lease. The 16th Premises, the 12th Premises, the 14th Premises and the 15th Premises are hereinafter collectively referred to as the “Original Premises”. Tenant desires to surrender to Landlord a portion of the Original Premises and to otherwise amend the Lease as more fully hereinafter set forth. Unless otherwise specifically indicated, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

TERMS

          1. (a) Effective at 11:59 p.m. on July 31, 2003 (hereinafter referred to as the “Effective Date”), with respect only to a portion of the Original Premises consisting of the 12th Premises (hereinafter referred to as the “Surrender Space”), the Lease, except as otherwise expressly provided below, and the leasehold estate created thereby with respect to the Surrender Space shall be deemed terminated and expired as if the Effective Date were set forth in the Lease as the expiration date thereof with respect only to the Surrender Space in accordance with, and subject to the provisions of this Agreement. Notwithstanding anything contained herein to the contrary, the Lease shall continue in full force and effect with respect to the 16th Premises, the 14th Premises and the 15th Premises (hereinafter collectively referred to as the “Remaining Space”) in accordance with the terms of the Lease, which Remaining Space shall then constitute the demised premises (as such term is defined in the Lease).

               (b) Except as otherwise expressly provided in this Agreement, wherever in the Lease reference is made to the “demised premises”, “leased premises” or a similar phrase, from and after the Effective Date, such phrases shall be deemed to exclude the Surrender Space.

          2. (a) Except as expressly set forth in this Agreement and subject to the further provisions of this Paragraph 2 and Paragraph 3, Tenant shall remain obligated to comply with all of the terms, covenants and conditions of the Lease on Tenant’s part to observe, perform and comply with respect to the Surrender Space (including, without limitation, Tenant’s obligation to pay fixed rent and additional rent (as such terms are defined in the Lease)) through and including the later of the Effective Date and the date (hereinafter referred to as the “Surrender Date”) on which Tenant quits and surrenders the Surrender Space in the manner set forth in Paragraphs 3 and 4 below, and all of Tenant’s obligations and liabilities under the Lease and this Agreement with respect to the Surrender Space, which accrue or arise or relate to matters occurring on or before the later of the Effective Date and the Surrender Date shall survive the Effective Date and the Surrender Date including, without limitation, Tenant’s obligation under the Lease with respect to the Surrender Space, Tenant’s obligation to pay Operating Expenses (which Tenant acknowledges and agrees that neither Landlord has billed Tenant nor has Tenant paid the same to Landlord with respect to the 2002 calendar year) and the outstanding electricity charges in the amount of $411,000.00 (which covers all charges prior to March 1, 2003), and the curing of all violations, if any, and the closing out of all open applications and delinquency notices, if any, (except as otherwise provided in Paragraph 2(b) below) relating to Tenant’s use and occupancy of the Surrender Space and Tenant’s obligation under the Lease with respect to the Surrender Space (and any liability resulting from Tenant’s failure to perform such obligation) to indemnify, defend and hold Landlord harmless under the Lease for all liabilities, obligations, suits, claims, fines, damages, penalties, costs, charges and expenses (hereinafter collectively referred to as “Damages”) (including, without limitation, attorneys’ fees and disbursements) which may be imposed upon, incurred or paid by, or asserted against Landlord under the Lease with respect to the Surrender Space, or for which Landlord may become, or is, liable, that are imposed by, or incurred or paid to, or asserted by, third parties, including, without limitation, Damages resulting from (i) injuries to persons occurring at the Surrender Space on or prior to the later of the Effective Date and the Surrender Date; and (ii) Tenant’s failure to have paid for any work performed at, or materials or supplies installed at or furnished to, the Surrender Space on or prior to the later of the Effective Date and the Surrender Date, at the request of, or for the benefit of, Tenant or any person or entity claiming by, through or under Tenant.

               (b) Notwithstanding the provisions of subparagraph (a) above, Tenant shall have no obligation to cure any violations, to close out any open applications or to discharge any delinquency notices as set forth above, (x) if the violation was not caused by the act or omission of Tenant or any person or entity claiming by, through or under Tenant, or (y) if the application was not opened by Tenant or any person or entity claiming by, under or through Tenant, or (z) if the issue surrounding the delinquency notice was not caused by, as the case may be, the act or omission of Tenant or any person or entity claiming by, through or under Tenant, including, but not limited to, Tenant’s contractors and consultants. To the extent such violation, open application and/or delinquency notice is attributable to Tenant’s acts or omissions, then Tenant shall be liable for, and shall pay as additional rent in accordance with the terms of the Lease, as amended, its proportionate share of the cost and expense incurred by Landlord to cure or close out the same, except that Landlord shall be responsible for any further costs payable to Fire Quench and for any further work to be performed by Fire Quench from and after the date of this Agreement solely with respect to the Surrender Space or elsewhere in the Building so as to make the Surrender Space compliant with all applicable laws, rules, regulations and codes of any and all governmental and/or quasi-governmental agency or entity having jurisdiction with respect thereto. Tenant represents and warrants to Landlord that as of the date hereof (i) no money is due and owing from Tenant to Fire Quench for work performed by Fire Quench on behalf of, or at the request of, Tenant with respect to the Surrender Space or any other portion(s) of the Original Premises and (ii) no further work has been contracted for between Tenant and Fire Quench to be performed from and after the date of this Agreement with respect to the Surrender Space or any other portions(s) of the Original Premises. The parties hereto acknowledge and agree that if at any time after the date of this Agreement Tenant contracts with Fire Quench or any other person or entity to cure any violation or close out any open application with respect to the Surrender Space, Tenant shall be responsible for the costs and expenses incurred in connection therewith.

               (c) Subject to the provisions of Paragraph 5(d) below, nothing contained in this Agreement shall be deemed to extend the Effective Date or otherwise permit Tenant to hold over its occupancy or possession of any portion of the Surrender Space beyond December 31, 2003.

          3. (a) Subject to the other provisions of this Agreement, on or before the Effective Date, Tenant shall quit and surrender the Surrender Space broom clean, in good order and condition, ordinary wear and tear excepted, free of all tenants, subtenants and other occupants and Tenant shall (i) substantially perform and complete the items of work described on Exhibit B annexed hereto, at its expense, as “Tenant’s Work”, (ii) except as otherwise set forth in this Paragraph 3(a), remove all of Tenant’s trade equipment, trade fixtures and personal property therefrom, including, without limitation, any signage located in the elevator lobby on the twelfth (12th) floor of the Building, (iii) surrender the Surrender Space with all mechanical, electrical and plumbing fixtures, equipment and systems (hereinafter collectively referred to as the “Systems”) in working order and condition (but, in any event, only to the extent the preservation of the Systems is not Landlord’s obligation under the Lease), including, without limitation, the two (2) perimeter heating units located in the mechanical room on the twelfth (12th) floor, the four (4) 100 ton air-conditioning, ventilation and heating units on the twelfth (12th) floor and the Generator (including the transfer switch), the Fuel Tank (as such terms are defined in the Lease), and the conduit as shown on the plan annexed hereto as Exhibit C (which Tenant represents and warrants is free of asbestos), (iv) repair any damage (other than minor scratches, stains and other mere cosmetic, immaterial damage) to the Surrender Space resulting from Tenant’s removal of any of its trade equipment, trade fixtures and personal property therefrom, and (v) in all other respects, except as otherwise set forth in this Paragraph 3(a), surrender the Surrender Space to Landlord in accordance with the applicable provisions of the Lease, as if the Effective Date were the expiration date thereof with respect to the Surrender Space subject to Tenant’s obligations under the Lease as set forth in Paragraph 2 above and this Paragraph 3. As of the later to occur of the Effective Date and the Surrender Date, Tenant shall abandon and not remove the furniture and telephone headsets (hereinafter referred to as the “FF&E”) existing in the Surrender Space as of the date hereof, as more particularly set forth on Exhibit A annexed hereto and made a part hereof and shall leave the FF&E in the Surrender Space in the condition same are in as of the date hereof, reasonable wear and tear excepted. The obligations of Tenant with respect to the surrender of the Surrender Space (including the performance of Tenant’s Work) as set forth in this Paragraph 3(a) are hereinafter collectively referred to as the “Delivery Conditions”.

               (b) Tenant hereby agrees that Landlord shall not have any accountability with respect to the FF&E and Tenant agrees to indemnify, defend and hold Landlord harmless for all Damages which may be imposed upon, incurred or paid by or asserted against Landlord, or for which Landlord may become, or is, liable with respect to the FF&E for any period prior to the later to occur of the Effective Date and the Surrender Date, except for any Damages resulting from Landlord’s gross negligence or willful misconduct. No part of the Termination Fee (as defined in Paragraph 8 hereof) is in respect of, or is being allocated to, the FF&E, and Tenant shall cooperate with Landlord in substantiating the same. If prior to the later to occur of the Effective Date and the Surrender Date any of the items constituting the FF&E have been removed from the Surrender Space or there occurs damage to the FF&E causing the same not to be in its present condition as of the date hereof, reasonable wear and tear excepted, then Tenant shall promptly make such repairs to the FF&E and/or return any items of the FF&E to the Surrender Space, as applicable, and such obligation(s) shall survive the later to occur of the Effective Date and the Surrender Date. During the period commencing on the date hereof through the later to occur of the Effective Date and the Surrender Date, Tenant shall use the FF&E and the Systems solely for the conduct of its business and in a careful and proper manner. On or before the Surrender Date, Tenant shall deliver to Saint Vincents (as hereinafter defined) any warranties in its possession in effect for the FF&E and a copy of same to Landlord. Upon reasonable advance notice at any time prior to the Effective Date or the Surrender Date, if later, Landlord shall have the right to enter upon the Surrender Space (in accordance with the terms of the Lease) to inspect the FF&E and the Systems. Tenant shall not hereinafter take any action which will result in any liens or encumbrances on the FF&E. Tenant represents that it is the sole owner of the FF&E and has good title to the same and, as of the Surrender Date, there will be no liens or encumbrances on the FF&E and none of the same will be subject to any conditional sale, lease, judgment, or financing arrangement.

               (c) Tenant’s Work shall be performed in accordance with all applicable provisions of the Lease, including, without limitation, Articles 3 and 45 thereof, as if a “change” or a “Tenant’s Change” (as such terms are defined in Article 45 of the Lease). If Landlord unreasonably delays in responding to Tenant’s submission of any plans required to be submitted in connection with Tenant’s performance of Tenant’s Work, then the Effective Date shall be postponed by one (1) day for each day beyond the expiration of the time period required for Landlord to respond to any Tenant’s plans set forth in the Lease that Landlord has failed to respond to such Tenant’s plans. For the purposes of this Agreement only, references to “ten (10) business days” in subsections 45(a)(v) and (vii) of the Lease shall be deemed to be references to five (5) business days”.

               (d) Tenant shall send to Landlord, Landlord’s attorneys, Saint Vincents and Saint Vincents’ attorneys a notice (hereinafter referred to as the “Completion Notice”) specifying the date (hereinafter referred to as the “Substantial Completion Date”) on which Tenant’s Work is substantially complete and the other Delivery Conditions are satisfied (it being agreed that the Completion Notice may be sent by telecopier (with written confirmation of delivery) to Landlord, Landlord’s attorneys, Saint Vincents and Saint Vincents’ attorneys at the addresses and telecopier numbers provided in Paragraph 16 below). For purposes hereof, Tenant’s Work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which does not materially interfere with Saint Vincents’ use of the Surrender Space and does not result in Landlord being liable to Saint Vincents for any Delay Payment (as hereinafter defined). The Substantial Completion Date set forth in the Completion Notice shall be conclusive and binding upon Landlord unless, solely by giving Tenant notice

(hereinafter referred to as the “Dispute Notice”) within twelve (12) business days after the later of (i) the date on which Tenant gives the Completion Notice to Landlord, and (ii) the Substantial Completion Date set forth in the Completion Notice, Landlord disputes the fact that on or before the Substantial Completion Date set forth in the Completion Notice the Substantial Completion Date actually occurred, which Dispute Notice shall provide the particular items of Tenant’s Work (in as much detail as reasonably possible) that are not substantially complete and which Delivery Conditions have not been satisfied. The notice sent by Tenant shall not be effective as a Completion Notice unless it notifies Landlord that if Landlord does not send the Dispute Notice within such twelve (12) business day period, the Substantial Completion Date set forth in the Completion Notice shall be conclusive and binding upon Landlord. If any items of Tenant’s Work are not disputed in said Dispute Notice, such non-disputed items shall be deemed substantially completed. Pending the resolution of a dispute over the Substantial Completion Date, for all purposes under this Agreement, the Substantial Completion Date shall be deemed to be the date set forth in the Completion Notice. If Landlord and Tenant cannot resolve such dispute within ten (10) days after Landlord sends the Dispute Notice to Tenant, such dispute shall be resolved by arbitration in accordance with subsection (I)(2) of Article Fourth of the Second Amendment. If the dispute (whether by agreement or arbitration is resolved in Landlord’s favor, then the Substantial Completion Date shall be as determined by such agreement or arbitration and any payments based on the occurrence of the Substantial Completion Date made by Tenant under this Agreement shall be adjusted accordingly. If such dispute shall be resolved by arbitration, and it is determined that on or before the Substantial Completion set forth in the Completion Notice, the Substantial Completion Date did not actually occur, then the arbitration shall also determine whether the Substantial Completion Date nevertheless occurred after the date set forth in the Completion Notice. If the arbitration determines that the Substantial Completion Date did, in fact occur, then the date thereof so determined shall be the Substantial Completion Date without any requirement that Landlord be given another Completion Notice. If Tenant agrees with all or any portion of Landlord’s Dispute Notice, Tenant shall provide Landlord with an additional notice advising Landlord that such initially incomplete portions of Tenant’s Work are substantially completed and Landlord shall have three (3) business days to dispute said substantial completion, otherwise same shall be deemed substantially completed.

          4. (a) Tenant hereby covenants, represents and warrants to Landlord that: (i) Tenant has not committed, permitted or suffered any act or deed whereby the Surrender Space (or any portion(s) thereof), or the security deposited under the Lease, if any, have been, or may be, pledged, hypothecated, encumbered, assigned, conveyed or otherwise transferred other than in accordance with Section 56N of the Lease, (ii) Tenant has not sublet, underlet or otherwise transferred, in any manner whatsoever, any present or future possession, use or occupancy right in or to all or any portions of the Surrender Space other than in accordance with Section 56N of the Lease, (iii) as of the Surrender Date, the Surrender Space shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Surrender Space or any portions thereof, (iv) Tenant shall not commit, permit or suffer any such act or deed referred to in clause “(i)” above, and shall not so further sublet, underlet or otherwise transfer any such present or future possession, use or occupancy right, (v) freight elevator #F-13 is, and will be on the Effective Date, in working order and condition, and (vi) loading bay #18 will, on the Surrender Date, be in broom clean condition

               (b) Tenant shall terminate any sublease or other agreement entered into between Tenant and the New York City Industrial Development Agency (hereinafter referred to as the “NYCIDA”) with respect to the Surrender Space and/or Tenant’s improvements to the Surrender Space and any sub-sublease or other agreement entered into between the NYCIDA and Tenant with respect to the Surrender Space and/or such Tenant’s improvements to the Surrender Space, the effective date of such termination shall be on or before the day immediately preceding the Surrender Date. On or prior to the Surrender Date, Tenant shall deliver to Landlord fully executed copies of such termination letters or agreements or other evidence reasonably acceptable to Landlord that the Surrender Space and/or such Tenants improvements are no longer subject to any such sublease, sub-sublease or other agreement.

          5. (a) (i) In the event Tenant shall not surrender possession of the Surrender Space to Landlord in the manner set forth in Paragraphs 3 and 4 above on or before the Effective Date, the parties hereby agree that Tenant’s occupancy of the Surrender Space after the expiration of the Effective Date shall be under a holdover occupancy arrangement commencing on the first day after the Effective Date, which arrangement shall be upon all of the terms set forth in the Lease, including, without limitation, the payment of fixed rent and additional rent through the Surrender Date (without regard to Article 50 thereof).

                    (ii) Landlord and Tenant acknowledge that Saint Vincents Catholic Medical Centers of New York (hereinafter referred to as “Saint Vincents”) has entered into a lease (hereinafter referred to as the “Saint Vincents Lease”) with Landlord covering the Surrender Space. Pursuant to the terms of the Saint Vincents Lease, (A) Landlord is obligated to deliver possession of the Surrender Space to Saint Vincents on August 1, 2003, and (B) if Landlord fails to deliver possession of the Surrender Space to Saint Vincents by (1) January 1,

2004, Saint Vincents is entitled to an abatement of fixed rent in the amount of $7,987.38 for each day from and after January 1, 2004 through January 31, 2004 that Landlord fails to deliver the Surrender Space to Saint Vincents (such amount being herein referred to as the “First Delay Payment”), (2) February 1, 2004, Saint Vincents is entitled to an abatement of fixed rent in the amount of $11,981.07 for each day from and after February 1, 2004 through March 31, 2004 that Landlord fails to deliver the Surrender Space to Saint Vincents (such amount being herein referred to as the “Second Delay Payment”) and (3) April 1, 2004, Saint Vincents is entitled to an abatement of fixed rent in the amount of $15,974.76 for each day from and after April 1, 2004 that Landlord fails to deliver the Surrender Space to Saint Vincents (such amount being herein referred to as the “Third Delay Payment”) (the First Delay Payment, the Second Delay Payment and the Third Delay Payment being herein collectively referred to as the “Delay Payment”). In accordance with the foregoing and notwithstanding anything contained in this Agreement to the contrary, if Tenant fails to deliver the Surrender Space to Landlord by December 31, 2003 in accordance with the terms and provisions of this Agreement with all Tenant’s Work substantially complete, then, in addition to Tenant’s obligations set forth in subparagraph (a)(i) above, Tenant shall be liable to Landlord, as Landlord’s sole remedy and as liquidated damages, in the amount of the applicable Delay Payment, but Tenant shall only be liable for so much of the applicable Delay Payment as is caused by Tenant’s failure to so deliver the Surrender Space and substantially complete Tenant’s Work (the payments required to be made by Tenant under subparagraph 5(a)(i) above and this subparagraph 5(a)(ii) are referred to as the “Holdover Charges”).

                    (iii) Landlord and Tenant acknowledge that Landlord is holding a letter of credit (hereinafter referred to as the “L/C”) in the amount of $11,000,000.00 and that according to the terms of the L/C, the final expiration date thereof is January 26, 2010. In addition to Landlord’s rights under the Lease to draw down upon the L/C, Tenant acknowledges and agrees that Landlord has the right to draw down upon the L/C from time to time, or to retain the proceeds thereof (if Landlord has theretofore drawn down upon the L/C) in accordance with the terms of the Lease, if Tenant has not delivered the Surrender Space to Landlord with the Delivery Conditions satisfied and Tenant’s Work substantially complete by December 31, 2003, and receive the applicable Delay Payment. Tenant further acknowledges and agrees that Landlord shall be entitled to draw down on the L/C in accordance with the terms thereof in the event that the issuing bank of the L/C sends to Landlord or Tenant (and in such case Tenant shall immediately send a copy of same to Landlord) a notice that it elects not to renew or extend the L/C and Landlord will hold the proceeds thereof in accordance with the provisions of the Lease. Tenant agrees to cooperate with Landlord and execute any document requested by Landlord in connection with Landlord’s use of the proceeds of the L/C and its presentment of such L/C to the issuing bank for payment in accordance with the terms of the Lease and this Agreement.

               (b) Notwithstanding anything to the contrary contained in this Agreement, the acceptance of any Holdover Charges paid by Tenant pursuant to subparagraph 5(a)(i) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding at any time after December 31, 2003 but before Saint Vincents terminates its lease as provided in Paragraph 5(d) below, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.

               (c) All damages to Landlord as expressly set forth in this Agreement by reason of the holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

               (d) Landlord has advised Tenant that Saint Vincent has the right to terminate the Saint Vincents Lease if Tenant fails to surrender possession of the Surrender Space and, as a result, Landlord is unable to deliver possession of the Surrender Space to Saint Vincent by July 31, 2004, as such date may be postponed, due to force majeure, up to May 1, 2005. In the event Saint Vincents terminates the Saint Vincents Lease as a result of Tenant’s failure to surrender possession of the Surrender Space by July 31, 2004 (as such date may be postponed) then, except as otherwise provided herein, this Agreement shall automatically terminate and be deemed null and void and of no further force and effect, neither party shall have any further rights or obligations hereunder (except for Landlord’s obligation to pay the commission due the Broker and Studley (as hereinafter defined) out of the $3,305,589.00 portion of the Termination Fee held back by Landlord as described below, as more particularly, and in the manner, set forth in Paragraph 12 hereof and subparagraph 5A(iii) above, which shall survive the Effective Date and the Surrender Date (or any termination of this Agreement as provided herein) and Landlord shall return to Tenant the Termination Fee (less the sum of $3,305,589.00, and less any amounts paid on account of the Delay Payments and less Landlord’s legal fees to the extent not previously paid by Tenant (as set forth in Paragraph 8(b) below)) within thirty (30) days following such termination, and all of Tenant’s right, title and interest in and to the Surrender Space shall be reinstated retroactive to the Effective Date and Tenant shall have no remedy against Landlord resulting from such termination and Tenant shall remain in occupancy of the Surrender Space (or have the right to reoccupy the Surrender Space) pursuant to the terms of the Lease as if this Agreement had not been executed.

          6. Effective on the Surrender Date, the Lease shall be deemed further amended or certain of the terms thereof restated, as the case may be, as follows:

               (a) Sections I, J, N, and O of Article Second of the Amendment and Sections (A)(5) and (A)(6) of Article Third of the Second Amendment shall be deemed deleted from the Lease.

               (b) Deleted prior to execution.

               (c) The provisions of Section 52(I) of the Lease shall not be applicable to the Surrender Space.

               (d) The addresses for copies of notices to Landlord set forth in Article Fifteenth of the Amendment is hereby deleted and the following shall be substituted in lieu thereof:

“a copy to Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, Attention: Barry E. Shimkin, Esq.”

               (e) (i) Landlord and Tenant mutually acknowledge that Landlord granted to Tenant a license to install, and Tenant installed, a Generator, a Fuel Tank and a transfer switch (as such terms are defined in Section 39H of the Lease) solely for service with respect to the 12th Premises. Except as otherwise provided in subparagraph (ii) below, effective as of the Surrender Date, Tenant’s license to use the Generator installed by Tenant, the Fuel Tank and the transfer switch and Tenant’s license for access to the Tank Area and the Switch Area shall terminate, all of which shall remain in their location existing as of the date hereof. Tenant represents and warrants that the Generator, the Fuel Tank and the transfer switch are in good working order and condition, and, on or before the Effective Date, Tenant shall deliver all warranties, permits and maintenance contracts, in its possession, in connection with the Fuel Tank, the Generator and the transfer switch to Landlord.

                    (ii) From and after the Surrender Date, Landlord shall provide to Tenant (hereinafter referred to as the “Generator Service”) 1250 kw of power from the Generator, at Tenant’s cost and expense (as herein provided) for the sole purpose of providing emergency electrical service to the Demised Premises. Landlord agrees that it shall not, at any time during the term of the Lease, sell or provide more than 2500 kw, in the aggregate, of generator service to the tenant(s) and/or occupant(s) of the Building. If at any time during the term of the Lease one (1) of the two (2) Generators fails to operate, then Landlord and Tenant agree that Landlord’s obligation to provide Generator Service to Tenant shall be subordinate to Landlord’s obligation to provide Generator Service to Saint Vincents. Landlord agrees to supply fuel to the Generator and to maintain, repair, use and operate the Generator, the Fuel Tank and the transfer switch in good working order and Tenant shall pay its proportionate share for the cost and expense of such fuel consumption (hereinafter referred to as the “Fuel Cost and Expense”). Tenant’s proportionate share of the Fuel Cost and Expense shall be computed on the basis of a fraction, the numerator of which is the capacity allocated to Tenant (i.e., 1250 kw of power) and the denominator of which is the total power of generator service provided to all tenants or occupants of the Building (including Tenant) at the time the Generator Service is provided to Tenant. Notwithstanding the foregoing, if any party (other than Tenant) permitted to use the Generator uses the Generator for purposes other than emergency back-up power, the Fuel Cost and Expense payable by Tenant shall be equitably adjusted to approximate emergency power usage only. Landlord shall, at all times during the term of the Lease (except if Tenant elects to discontinue its use of the Generator as provided more fully below), maintain a maintenance contract for the Generator, the Fuel Tank and the transfer switch. Landlord agrees that any such maintenance contracts entered into by Landlord in connection with the Generator, the Fuel Tank and the transfer switch shall be competitive so that the costs associated with such maintenance contracts shall be reasonable and Tenant shall pay to Landlord its proportionate share of the cost and expense incurred by Landlord with respect to such maintenance contracts (hereinafter referred to as the “Maintenance Cost and Expense”). Tenant’s proportionate share of the Maintenance Cost and Expense shall mean 50%, which has been computed on the basis of a fraction, the numerator of which is the Generator Service (i.e., 1250 kw of power) and the denominator of which is the total power of the Generator (i.e., 2500 kw of power). Tenant shall pay to Landlord Tenant’s respective proportionate shares of each of the Fuel Cost and Expense and the Maintenance Cost and Expense as additional rent in accordance with the terms of the Lease. Notwithstanding the foregoing, Tenant shall have the right to discontinue its use of the Generator, the Fuel Tank and the transfer switch upon notice to Landlord and, from and after the date of such discontinuance, Tenant shall thereafter have no further obligations with respect to the Generator, the Fuel Tank and the transfer switch, except that Tenant shall remain obligated to pay the Fuel Cost and Expense and the Maintenance Cost and Expense incurred prior to the date Tenant has discontinued use of the Generator, the Fuel Tank and the transfer switch.

                    (iii) Deleted prior to execution.

                    (iv) Landlord reserves the right, by giving reasonable advance notice to Tenant, to temporarily suspend service of the Generator, the Fuel Tank and/or any systems, services or utilities serving the Generator and/or the Fuel Tank whenever and for so long as may become necessary (A) in order to allow the making of any and all repairs, replacements, changes, modifications, improvements, or substitutions (hereinafter collectively referred to as “Generator Repairs”) to the Generator, the Fuel Tank, the Generator Area, the Fuel Tank Area or any other portion of the Building, which Landlord, in Landlord’s discretion, deems necessary, or which Landlord is otherwise obligated to make or perform, (B) if the whole or any portion of the Generator Area, the Fuel Tank Area or the Building shall be damaged or destroyed by fire or other casualty, or acquired or condemned for any public or quasi-public use or purpose, or (C) if Landlord is prohibited, prevented or limited from using the Generator Area and/or the Fuel Tank Area on account of any laws and/or requirements of public authorities or requirements of insurance bodies, or by reason of strikes, labor troubles, accidents, emergencies, inability to obtain insurance at commercially reasonable rates (unless Tenant agrees to pay, and actually pays, fifty (50%) percent of any additional insurance premiums charged for such use of the Generator Area and/or the Fuel Tank Area), or any other similar cause beyond Landlord’s reasonable control. If Landlord temporarily suspends service of the Generator, the Fuel Tank and/or any systems, services or utilities serving the Generator and/or the Fuel Tank pursuant to, and in accordance with, this subparagraph, the period for which such service is suspended shall be reasonable with respect to the particular reason for such temporary suspension of service and, except as may otherwise be expressly provided in the Lease with respect to any suspension of services provided to Tenant, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of the fixed rent or additional rent under the Lease with respect to the temporary suspension of service set forth in this subparagraph (iv) nor shall such revocation be deemed a constructive or actual eviction from any portion of the Demised Premises. Landlord agrees to use commercially reasonable efforts to resume the service of the Generator, the Fuel Tank and/or the systems, services or utilities serving the Generator and/or the Fuel Tank as soon as possible. Tenant is hereby authorized to enter the Generator Area from time to time (but not more often than four (4) times a year), upon prior written notice to Landlord, to arrange for the visual inspection and performance of preventative maintenance tests or emergency power tests (a/k/a pull the plug test) by licensed technicians consistent with Tenant’s practices as of the date of this Agreement, provided that no such inspection or test shall be performed by Tenant without the presence of Landlord’s agent, employee or other representative.

                    (v) If Landlord does temporarily suspend service of the Generator, the Fuel Tank and/or any systems, services or utilities serving the Generator and/or the Fuel Tank in accordance with subparagraph (iv) above, then Tenant shall have the right, at its sole cost and expense and upon prior written notice to Landlord, to install, operate, maintain and use a back-up generator together with a fuel oil storage tank and related equipment (including a transfer switch), mountings, supports and risers (herein collectively referred to as the “Temporary Generator”) to receive not more than 1250 kw of power and for use only during the period that Landlord temporarily suspends the service of the Generator, the Fuel Tank and/or any systems, services or utilities serving the Generator and/or Fuel Tank until the date that Landlord resumes such service. The size and capacity of the Temporary Generator and the location of same shall be designated by Landlord, in its sole discretion (which space designated shall be feasible for such Temporary Generator installation) or Tenant may use as a Temporary Generator an outdoor truck mounted portable generator. Only Tenant and authorized licensed electrical engineers and electrical contractors approved in advance by Landlord pursuant to Articles 3 and 45 of the Lease will be permitted to have access to the area in which the Temporary Generator is installed. Landlord shall provide reasonably sufficient space in the shafts of the Building, the approximate location of which shall be reasonably acceptable to

Landlord and Tenant, to allow Tenant, at Tenant’s sole cost and expense, to run electrical wiring from the Temporary Generator to the Demised Premises. The installation of the Temporary Generator shall constitute a Tenant’s Change and shall be performed at Tenant’s sole cost and expense in accordance with, and subject to, the provisions of the Lease, including, without limitation, Articles 3 and 45 thereof and notwithstanding anything contained in the Lease to the contrary, Tenant’s right to install the Temporary Generator shall be subject to the prior approval by Landlord of plans and specifications for the Temporary Generator and the manner in which the Temporary Generator is installed in each case in accordance with the terms of the Lease. All of the applicable provisions of the Lease shall apply to the installation, use, operation and maintenance of the Temporary Generator, including, without limitation, provisions relating to compliance with laws, insurance, indemnity, Hazardous Materials, repairs and maintenance.

                    (vi) Tenant shall install, maintain, operate, repair and use the Temporary Generator, all at its sole cost and expense, only during the period provided in subparagraph (v) above and in such a manner so as not to cause any unreasonable interference to other tenants, occupants, licensees of the Building or to Landlord or damage to or interference with the operation of the Building or any Building systems.

                    (vii) Landlord may, at its option, at any time during the period in which Tenant is entitled to maintain the Temporary Generator, after reasonable prior notice to Tenant (except in the event of an emergency when no notice shall be required) relocate the Temporary Generator to another area of the Building, provided that such relocation does not cause the electrical service provided by the Temporary Generator to be interrupted or impaired and such relocation shall be performed at Landlord’s sole cost and expense.

                    (viii) Except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall not have any obligations with respect to the Temporary Generator or compliance with any laws or requirements of public authorities relating thereto (including, without limitation, the obtaining of any required permits or licenses, or the maintenance thereof), nor shall Landlord be responsible for any damage that may be caused to the Temporary Generator by any other tenant or occupant of the Building. Landlord makes no representation with respect to the installation of a Temporary Generator or its ability to provide back-up electrical service and Tenant agrees that, except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall not be liable to Tenant therefor. Any electrical service required for Tenant’s use of the Temporary Generator shall be provided by Landlord and paid for by Tenant.

                    (ix) During the period of Tenant’s use of the Temporary Generator, Tenant shall (A), subject to the other provisions of the Lease, be solely responsible for any damage caused to Landlord or any other entity, person or property as a result of the installation, maintenance or use of the Temporary Generator, (B) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any laws and/or requirements of public authorities relating to the installation, maintenance or use of the Temporary Generator, (C) promptly comply with all reasonable precautions and safeguards recommended by Landlord’s insurance company and all federal, state or municipal governmental authorities or agencies, and (D), at its sole cost and expense, (1) perform, or cause to be performed, all necessary repairs or replacements to, or maintenance of, the Temporary Generator, (2) promptly repair, or cause to be repaired, any and all damage to the area of the Building in which the Temporary Generator is installed and to any other part of the Building caused by or resulting from the installation, maintenance, repair, operation or removal of the Temporary Generator.

                    (x) Tenant acknowledges and agrees that the privileges granted Tenant under subparagraph (v) shall merely constitute a license and shall not, now or at any time after the installation of the Temporary Generator, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof. The license granted to Tenant herein shall automatically terminate and expire upon the date that is ten (10) business days after Landlord provides notice to Tenant that it has resumed the service of the Generator, the Fuel Tank and/or the systems, services or utilities serving the Generator and/or the Fuel Tank or upon Tenant’s sooner election to terminate said license by notice to Landlord and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination and Tenant shall, at its sole cost and expense, remove the Temporary Generator from the Building within five (5) days following the termination of such license as set forth in the preceding sentence and repair any damage to the Building resulting from such removal so as to place such area of the Building, as closely as possible, in the same condition as existed prior to the installation of the Temporary Generator. This obligation shall survive the expiration or sooner termination of the Lease.

               (f) The amount of the Letter of Credit shall be reduced to $6,000,000.00. Landlord agrees to execute an amendment to the Letter of Credit or otherwise direct the Issuer of the Letter of Credit, as necessary, to facilitate the reduction of the Letter of Credit.

          7. Landlord agrees to include in the Saint Vincents Lease an obligation on the part of Saint Vincents, its successors and assigns to: (a) maintain the electrical distribution system existing as of the date hereof in the Surrender Space as it relates to the DCK Service (as hereinafter defined) in its condition as of the date hereof; (b) permit Tenant, its successors and assigns to have access from time to time to the Surrender Space to gain access to the electrical riser (the “DCK Riser”) in the Surrender Space that currently provides the 1200 amp high voltage power (the “DCK Service”) to the rooftop air-conditioners (upon reasonable advance notice from Tenant, its successors or assigns to Saint Vincents, its successors or assigns), the use of which DCK Riser and DCK Service are being retained exclusively by Tenant, and (c) permit Tenant, its successors or assigns to tap into such DCK Riser from time to time during the term of, and in accordance with, the terms of the Lease, as amended by this Agreement, and Tenant agrees that any such access into the Surrender Space and tap in into the DCK Riser shall be accomplished in a manner which minimizes any interference with Saint Vincents’ use and occupancy of the Surrender Space and does not reduce the usable space therein. Landlord shall have no obligations or liabilities whatsoever with respect to Saint Vincents’ maintenance of the electrical distribution system, failure to maintain the same, or failure to provide access to the Surrender Space to gain access to the DCK Riser or Tenant’s ability to tap into the DCK Riser as set forth in the preceding sentence. Tenant acknowledges that neither Landlord, nor Landlord’s agent, has made any representations or promises in regards to Saint Vincents’ compliance with the obligations set forth in this Paragraph 7. Notwithstanding the foregoing, Landlord agrees to provide in the Saint Vincents Lease that Tenant is a third party beneficiary of the foregoing provisions set forth in this Paragraph 7 with the right to commence a direct action against Saint Vincents to compel performance with respect thereto.

          8. (a) In consideration of Landlord’s agreement to permit the termination of the Lease with respect to the Surrender Space, Tenant shall pay to Landlord the sum of

$13,682,723.00 (hereinafter referred to as the “Termination Fee”). Tenant shall deliver to Landlord, together with its execution and delivery of this Agreement, a check in the amount of the Termination Fee.

               (b) In further consideration of Landlord agreeing to enter into this Agreement with Tenant, Tenant agrees to pay to Landlord the sum of $19,603.31, representing the reimbursement to Landlord for Landlord’s actual legal fees incurred in connection with the drafting, preparation, negotiation and execution of this Agreement, plus all out-of-pocket third party costs and expenses incurred by Landlord in connection therewith.

               (c) In the event the Surrender Date is later than the Effective Date and provided that Tenant is not then in default of its obligation to pay fixed rent and additional rent under the Lease, then the Termination Fee shall be adjusted in accordance with the schedule annexed hereto as Exhibit D and Landlord agrees to return the difference between the Termination Fee and the adjusted Termination Fee within thirty (30) days of the later to occur of the Effective Date and the Surrender Date.

          9.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in and are contained in this Agreement.

          10. Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.

          11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

          12. Landlord and Tenant covenant, warrant and represent that there was no broker or finder instrumental in consummating this Agreement other than Newmark & Company Real Estate, Inc. (hereinafter referred to as the “Broker”) and Julien J. Studley, Inc. (hereinafter referred to as “Studley”) and that no conversations or negotiations were had with any broker or finder other than the Broker and Studley. Landlord and Tenant agree to indemnify and to hold each other harmless from and against any claims or suits for a brokerage commission or finder’s fee arising out of any conversations or negotiations had by Tenant or Landlord with respect to the surrender of the Surrender Space and this Agreement with any broker or finder other than the Broker and Studley. Landlord agrees to pay the Broker and Studley a brokerage commission in connection with the surrender of the Surrender Space and the terms of this Agreement pursuant to separate agreements between Landlord and the Broker and Landlord and Studley.

          13. All notices, consents and approvals required or permitted to be given hereunder shall be (unless otherwise expressly provided herein) in writing and shall be given by registered or certified mail, return receipt requested, or by nationally recognized overnight courier service providing for receipted delivery to the addresses set forth on the first page hereof, attention: General Counsel unless the other party hereto shall be notified of another address in writing. Copies of all notices to Tenant in connection with this Agreement shall be sent, in the same manner to Loeb & Loeb LLP, 345 Park Avenue. New York, New York 10154, attention: Scott I. Schneider, Esq. All notices, consents, approvals payments and statements shall be deemed to have been given three (3) days after same is mailed if mailed as aforesaid or upon receipt or rejection if sent by overnight courier service as aforesaid.

          14. This Agreement may not be changed orally, and shall be binding upon and inure to the benefit of the parties to it, their respective heirs, successors and, as permitted, their assigns. If any provision of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          15. Tenant hereby covenants to pay (and comply with all laws in respect of) any and all federal, state and local taxes which may be due and otherwise payable with respect to the transactions contemplated by this Agreement (which taxes shall include, but not be limited to, the New York City Real Property Transfer Tax and the New York State Real Property Transfer Gains Tax) and to prepare and file all instruments, applications and other documentation in connection therewith. Tenant hereby indemnifies Landlord from any and all liabilities, loss, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, which Landlord may incur in the event Tenant fails to pay promptly when due any of such taxes or comply with any laws in respect thereof.

          16. Notices to be provided by Tenant pursuant to this Agreement to Landlord, Landlord attorneys, Saint Vincents, Saint Vincents’ attorney’s should be sent to the respective parties at the following addresses:

If to Landlord:

450 Westside Partners L.L.C. c/o Max Capital Management Corp. 230 Park Avenue New York, New York 10169 Attention: Anthony Westreich Telecopier No.: (212) 949-6413 If to Landlord’s attorneys:

Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166

Attention: Barry E. Shimkin, Esq. Telecopier No.: (212) 801-6400 If to Saint Vincents:

Saint Vincents Catholic Medical Centers of New York 130 West 12th Street New York, New York 10001 Attention: Amy Grabino, Esq. Telecopier No.: (212) 604-3285

If Saint Vincents’ attorneys:

Davis & Gilbert, LLP 1740 Broadway New York, New York 10019 Attention: Gerald R. Uram, Esq. Telecopier No.: (212) 974-7024

          17. Except as otherwise expressly provided in this Agreement, the Lease shall remain and continue unmodified and in full force and effect in accordance with its terms with respect to the Remaining Space.

[signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

450 WESTSIDE PARTNERS, L.L.C.,
a Delaware Limited Liability Company
By:	Max/FW Management, L.L.C.
	By:	Max Capital Management Corp.,
Manager

		By:	/s/ Anthony Westreich

Title: President

TENANT:

DOUBLECLICK, INC.

By:	/s/ Bruce Dalziel

Title: Chief Financial Officer

Exhibit D

Termination Payment Schedule

EFFECTIVE DATE	TERMINATION FEE

8/1/03	$13,682,723.00
9/1/03	$13,649,181.00
10/1/03	$13,615,889.00
11/1/03	$13,582,845.00
12/1/03	$13,550,047.00
1/1/04	$13,517,492.00
2/1/04	$13,485,180.00
3/1/04	$13,453,109.00
4/1/04	$13,421,277.00
5/1/04	$13,389,681.00
6/1/04	$13,358,321.00
7/1/04	$13,327,194.00
8/1/04	$13,296,298.00
9/1/04	$13,265,633.00
10/1/04	$13,235,196.00
11/1/04	$13,204,986.00
12/1/04	$13,175,000.00
1/1/05	$13,145,238.00

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